Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Altamira Therapeutics Ltd.

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common shares, par value CHF 0.20 per share	Other	2,500,000	$0.7849	$1,962,250	0.0001102	$216.24
	Total Offering Amounts					$1,962,250		$216.24
	Total Fees Previously Paid							$0
	Total Fee Offsets							$216.24
	Net Fee Due							$0

 Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims	Altamira Therapeutics Ltd.	F-1	333-269823	02/16/2023		$216.24	Equity	(3)	(3)	(3)
Fee Offset Sources	Altamira Therapeutics Ltd.	F-1	333-269823		03/27/2023						$2,230.45

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional common shares that become issuable pursuant to that certain purchase agreement by and between Altamira Therapeutics Ltd. (the “Registrant”) and Lincoln Park Capital Fund, LLC (“LPC) dated as of December 5, 2022, relating to the issuance of up to $10,000,000 of common shares of the Registrant (the “Purchase Agreement”) by reason of any non-cash dividend, share split, reverse share split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding common shares, as applicable. Includes up to 2,500,000 common shares of the Registrant that are available to be issued and sold by the Registrant to LPC from time to time at the Registrant’s election pursuant to the Purchase Agreement, subject to satisfaction of the conditions set forth therein.

(2)

Estimated pursuant to Rules 457(c) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Registrant’s common shares as reported on The Nasdaq Capital Market on May 31, 2023, which date is within five business days prior to the filing of this registration statement.

(3)	The registrant previously paid a filing fee of $2,230.45 in connection with the registration of up to an aggregate of $20,240,000 of common shares, par value CHF 0.20 per share (the “Common Shares”), Common Shares underlying pre-funded warrants and Common Shares underlying common warrants under the registrant’s registration statement on Form F-1 (File No. 333-269823) (the “Prior Registration Statement”). The registration fee shown on the table above is offset by $216.24 in fees that the registrant is entitled to offset under Rule 457(p) of the Securities Act, which the registrant previously paid with respect to unsold shares under the Prior Registration Statement. The registrant has withdrawn the Prior Registration Statement.